EXHIBIT 10.30

                          CONSULTING SERVICES AGREEMENT

         THIS CONSULTING SERVICES AGREEMENT (the "Agreement"), is entered into on August 26, 2005 by and between Delta Technologies, Inc., a corporation organized under the laws of the State of Delaware, having its principal office located at 111 North Branch Street, Sellersville, PA 18960 ("DTI"); and Richard
F. Straub, Jr., an United States citizen individual, residing at 1392 Firethorne Drive, Mason, Ohio 45040 ("Consultant").

         WHEREAS, DTI and Consultant have agreed on the scope of services Consultant shall render to DTI, and the compensation that DTI shall pay to the Consultant for such services, including the issuance shares of the restricted common stock of Delta Mutual, Inc., and both parties desire to set forth in this Agreement all the terms and provisions that shall govern their business relationship.

         NOW, THEREFORE, in consideration of the mutual promises made by the parties to each other, it is agreed as follows:

1. Appointment. DTI hereby appoints Consultant to serve as an independent consultant to DTI for the services described herein for as long as this Agreement is in full force and effect, and Consultant hereby accepts such appointment.

2. Scope of Services. DTI and Consultant agree that DTI has retained Consultant to render the services described in Exhibit A, which is attached hereto and incorporated herein ("Consulting Services").

3. Compensation. In consideration of Consultant's agreement to execute and deliver this Agreement, DTI agrees to compensate Consultant as outlined in Exhibit B, which is attached hereto and incorporated herein ("Payment Schedule").

4. Term and Termination. This Agreement shall begin on the date hereof and will continue in effect for a period of three (3) years (the "Term"), except that DTI may terminate the services of Consultant as set forth in this Agreement for "Cause," at any time. "Cause" is defined as: 1) any act of fraud, misappropriation, self dealing, personal dishonesty or moral turpitude; 2) indictment of a crime that constitutes a felony; 3) failure or refusal (through habitual neglect or otherwise) to perform the Consulting Services; 4) breach by Consultant of his obligations as set forth in Section 8 this Agreement; 5) any conduct that causes material harm or damage to DTI, its parent company, or parent company subsidiaries or business affiliates thereof ("Parent Company or Affiliates"), including their reputation or standing; and 6) any material breach of any provision of this Agreement. In addition, DTI may terminate this Agreement for Cause in the event Consultant becomes physically or mentally disabled and is therefore substantially unable to carry out his duties for a period of 120 days or more in any twelve-month period. In the event of termination for Cause, DTI will provide Consultant with five (5) days written notice ("Termination Notice") and Consultant shall be ineligible for any Cash Payments (as that term is defined in Exhibit B to this Agreement) under this Agreement or otherwise after the date of termination specified in the Termination Notice. Notwithstanding the foregoing, in the event that DTI terminates this Agreement for Cause, DTI agrees and binds to pay
      Consultant: i) all Cash Payments due and owed; and ii) all shares of the restricted common stock of Delta Mutual, Inc. issued in conjunction with this Agreement ("Delta Common Stock"), as of the date of termination. Furthermore, DTI acknowledges and agrees that Consultant shall become the legal owner of all the title, rights and interests in the Delta Common Stock as of the date of delivery of such stock to Consultant without the obligation to return such stock to DTI, regardless of the fact that this Agreement is terminated for Cause. Upon termination of this Agreement, Consultant shall return all records, notes, memoranda, documentation, samples and equipment of any nature that are in Consultant's control and are property of DTI, its Parent Company or Affiliates, or related to business affairs of DTI or its Parent Company or Affiliates.

5. Non-Compete. In consideration of the compensation to the Consultant by DTI, Consultant agrees to not compete with the business of DTI and its Parent Company or Affiliates in their respective markets, excluding the projects that the Consultant is currently working on. This condition will hold valid until the termination of the Agreement, for any reason, including termination for Cause, for a period of one (1) year from the date of termination. In addition, Consultant shall not directly or indirectly own or be employed by, or work on behalf of any firm engaged in similar businesses of DTI or any business competitive with the business of DTI without the express written consent of DTI.

6. Independent Contractor Status. Consultant agrees that he is an independent contractor and is not an employee of DTI and Consultant will not hold himself out as an agent or employee. Consultant has no authority or responsibility to enter into any contracts on behalf of DTI.

7. Improvements or Development of Intellectual Property. Any improvements made to existing intellectual property of DTI, or the development of new intellectual property by the Consultant, during the term of the Agreement, are the property of DTI. This does not preclude compensation to the Consultant for such development.

8. Confidential Information/Trade Secrets. During the Term of this Agreement, Consultant may have access to, have disclosed to him, or otherwise obtain information which DTI identifies in writing or through labeling as being of a confidential and/or a proprietary nature to it (the "Confidential Information"). Consultant shall use such Confidential Information solely in performance of his obligations under this Agreement and shall not disclose or divulge it to, or use for the benefit of, any third parties without DTI's prior written consent. Information shall not be deemed as confidential if such information is: i) already known to Consultant free of any restrictions at the time it is obtained; ii) subsequently learned from an independent third party free of any restriction; or iii) available publicly.

9. Publicity. Consultant will not represent his business relationship with DTI or disclose the contents of this Agreement to any persons or entities, publicly or privately, in any term or to any extent, except as required to perform the Consulting Services as described in this Agreement. Any press release or the public disclosure of this Agreement or of the business relationship between Consultant and DTI, and its Parent Company or Affiliates, must be approved in advance thereof by both Consultant and DTI in writing, except as required by applicable law or regulation. Neither party shall use the other's name, logo, trademarks, or service marks in any advertising, publicity releases, or in any other materials without that party's prior written approval.

10. Best Efforts. DTI understands that Consultant shall utilize his best efforts in providing the Consulting Services. DTI fully understands that Consultant does not and cannot promise that any specific result will be achieved through his engagement. Furthermore, Consultant represents and warrants that he will never attempt to improperly influence any governmental or corporate official or entity or otherwise seek to accomplish any improper goal on behalf of DTI.

11. Governing Law. This Agreement shall be governed by the laws of the Commonwealth of Pennsylvania.

12. Notices. Any notice required by this Agreement or given in connection with it, shall be in writing and delivered to the respective party in person, by mail, by fax or recognized overnight delivery service addressed to the appropriate party at the address set forth above or at such address as subsequently provided by the parties to each other.

13. Severability. If any provision of this Agreement or the application thereof shall, for any reason and to any extent, be invalid or unenforceable, neither the remainder of this Agreement nor the application of the provision to other persons, entities or circumstances shall be affected thereby, but instead shall be enforced to the maximum extent permitted by law.

14. Contents of Agreement; Amendments. This Agreement supersedes all prior agreements between the parties and sets forth the entire understanding between the parties, with respect to the subject matter herein. No amendments or modifications to this Agreement shall be binding upon each party unless made in writing and signed by all the parties.

      IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date and year first written above.

     Richard F. Straub, Jr. (Consultant)          Delta Technologies, Inc. (DTI)

     /s/ Richard F. Traub, Jr.                     /s/ Martin G. Chilek
By:                                            By:
     ----------------------------------            -----------------------------
       Richard F. Straub, Jr.                      Martin G. Chilek
                                                   Vice President


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

                                    EXHIBIT A

             to Consulting Services Agreement dated August 26, 2005

                Consulting Services to be Provided by Consultant

Richard F. Straub, Jr. (Consultant) will provide "Consulting Services" as requested by Delta Technologies, Inc. (DTI), including, but not limited to, the services outlined below. DTI reserves the right, in its sole discretion, to change or modify the services provided by Consultant. Consultant will be required to submit periodic reports and progress updates as requested by DTI.

a) Provide technical assistance for the production of Delta's ICF block, including but not limited to mold and equipment design, debugging and startup.
b) Provide ongoing technical support for the production of Delta's ICF block.
c) Assist with the procurement of samples of Delta's ICF block that can be used for trade shows and testing.
d) Assist with the planning and participate on behalf of Delta in exhibits and trade shows.
e)       Assist with the testing and code approvals of Delta's ICF block.
f) Assist in the development of information and documentation as need for Delta's ICF block, such as an installation manual.
g) Assist in preparation of technical, sales and marketing literature as directed.
h)       Assist in developing other related products as directed.
i) Provide all other reasonable assistance to carryout the tasks outlined above and any additional services as directed by DTI.

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

                                    EXHIBIT B

             to Consulting Services Agreement dated August 26, 2005

                                Payment Schedule

For performing the Consulting Services as set forth in Exhibit A, Delta Technologies, Inc. (DTI) will compensate Richard F. Straub, Jr. (Consultant) with a combination of Cash Payments and shares of Delta Common Stock (as that term is defined in the Agreement), all as set forth in this Exhibit B, provided that the Consulting Services Agreement is in full force and effect on the dates the Cash Payments and payments in Delta Common Stock become due. DTI represents and warrants that it will take all actions required for the issuance of the Delta Common Stock by its parent company, Delta Mutual, Inc., to Consultant as required in this Exhibit B.

         I.Cash Payments
         A. A monthly retainer of $4,000, plus a medical insurance allowance of an additional $400 per month for the Term of the Agreement (the "Monthly Payments"). The medical insurance allowance will commence in September 2005. The monthly retainer for August 2005 will be paid on a prorated basis from the effective date of the Agreement. Upon receipt of a monthly invoice for services provided by Consultant, in a form reasonably satisfactory to DTI, payment shall be made to Consultant within five (5) business days.

         B. DTI will reimbursement Consultant for all reasonable out-of-pocket expenses including all authorized travel, lodging, meals and travel-related expenses, incurred by Consultant (the "Business Expenses") in accordance with the existing DTI policies and procedures.

         II. Delta Common Stock
         A. The number of shares of Delta Common Stock with a dollar equivalent of $50,000 based on the closing price per share as listed on the Over-the-Counter-Bulletin-Board under the symbol "DLTM" on August 25, 2006 and to be delivered to Consultant within five (5) business days thereof.

         B. The number of shares of Delta Common Stock with a dollar equivalent of $50,000 based on the closing price per share as listed on the Over-the-Counter-Bulletin-Board under the symbol "DLTM" on August 25, 2007 and to be delivered to Consultant within five (5) business days thereof.

         C. The number of shares of Delta Common Stock with a dollar equivalent of $50,000 based on the closing price per share as listed on the Over-the-Counter-Bulletin-Board under the symbol "DLTM" on August 25, 2008 and to be delivered to Consultant within five (5) business days thereof.

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